Exhibit 99.2

PARTICIPANTS

Corporate Participants

Deborah R. Gordon – Vice President-Investor Relations, Hologic, Inc.

John W. Cumming – President & Chief Executive Officer, Hologic, Inc.

Glenn P. Muir – Executive Vice President-Finance & Administration and Chief Financial Officer, Hologic, Inc.

Rohan F. Hastie – Group Vice President & GM-Diagnostics, Hologic, Inc.

David P. Harding – Group Vice President & GM-Women’s Health, Hologic, Inc.

Other Participants

Bill B. Bonello – Analyst, Craig-Hallum Capital Group LLC

Shaun K. Rodriguez – Analyst, Cowen & Co. LLC

Vijay M. Kumar – Analyst, International Strategy & Investment Group LLC

Isaac Ro – Analyst, Goldman Sachs & Co.

Tycho W. Peterson – Analyst, JPMorgan Securities LLC

James Francescone – Analyst, Morgan Stanley

Mike S. Matson – Analyst, Needham & Co. LLC

Brian D. Weinstein – Analyst, William Blair & Co. LLC

Glenn J. Novarro – Analyst, RBC Capital Markets LLC

Jon D. Block – Analyst, Stifel, Nicolaus & Co., Inc.

Richard Newitter – Analyst, Leerink Swann LLC

Amit Bhalla – Analyst, Citigroup Global Markets Inc. (Broker)

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, good afternoon and welcome to the Hologic, Incorporated Fourth Quarter Fiscal 2013 Earnings Conference Call. My name is Joyce and I am your operator for today’s call. Today’s conference call is being recorded. All lines have been placed on mute.

And now, I would like to introduce Deborah Gordon, Vice President, Investor Relations, to begin the call.

Deborah R. Gordon, Vice President-Investor Relations

Thank you. Good afternoon and thank you for joining us for Hologic’s fourth quarter fiscal 2013 earnings call. The replay of this call will be archived on our website through Friday, November 29, and a copy of the press release discussing our fourth quarter results as well as our first quarter and fiscal 2014 guidance is available in the Overview section of the Investor Relations section of our website. Also in that section is a PowerPoint presentation related to the comments that will be made during today’s opening remarks.

Before we begin, I would like to inform you that certain statements made by Hologic during the course of this call may constitute forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from any future results implied by such statements. Such factors include those referenced in our safe harbor statement, in our fourth quarter earnings release and in the company’s filings with the Securities and Exchange Commission.

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Also, during this call, we will be discussing certain financial measures not prepared in accordance with generally accepted accounting principles, or GAAP. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures can also be found in our fourth quarter earnings release including the financial tables in the release.

Please note, today’s call will consist of opening remarks from management followed by a 30-minute Q&A session. Please feel free to go back into queue and, if time permits, we’ll be more than happy to take your follow up questions at that time.

With that, I’d now like to turn the call over to Jack Cumming, President and Chief Executive Officer.

John W. Cumming, President & Chief Executive Officer

Thank you, Deb, and thank you all for joining us on this Veterans Day today where we’re all thankful and appreciative of the men and women who have served our country over these many years to defend our freedoms.

Today, I will first review our fourth quarter highlights, then update you on the headway we have made on the initiatives we outlined in our last call. Next, I will share our key operating priorities for 2014 and the dynamics driving our business in this fiscal year and beyond. I will then turn the call to Glenn for a detailed financial discussion.

Fiscal 2013 was a year of significant change at Hologic. While there were many positives to report, we had to confront challenges in some of our businesses and, therefore, have taken the necessary steps to align our resources and position ourselves for the future. Organizational change doesn’t happen overnight, and fiscal 2014 will be a year of transition for the company.

The good news is, our core products are the technological and market share leaders in their respective segments, which will help us power through a number of secular headwinds in FY 2014. It is our objective to leverage our core franchises to drive organic growth and position us for the future. I am excited about our prospects as revenue growth will return in FY 2015 and continue on an upward trend.

To set the stage for where we stand today, let’s take a look at some of the operational highlights for the fourth quarter.

In our Diagnostics group, we continued to make strides in our Molecular franchise. During the quarter, we made substantial progress laying the groundwork to capitalize on our agreement with Quest. To date, we have installed almost all the instrumentation required to support conversion to our Women’s Health assays. Our agreement with Quest represents an important example of the strategic fit of Gen-Probe with our legacy cytology business.

In addition to Quest’s new business, we added a significant number of new medium and high volume molecular customers in the U.S. Aptima HPV has been an important driver of new account wins and this trend should continue following our recent FDA approvals for use on Panther, including last week’s announcement of approval of the Aptima HPV 16 18/45 genotype assay. Based on the strength of our molecular franchise, we are confident about our prospects for additional large laboratory business, which we believe will be a mix of new contract wins and growth in existing accounts.

Our Panther launch continues to roll out successfully and in Q4 was a driver of new customer wins, reflecting our focus on account conversions. For the fiscal year, we more than tripled our installed base of Panthers in the U.S., with our most prolific quarters coming in Q3 and Q4. We now have placed almost 500 Panthers globally and remain on track to achieve our stated goal of installing 1,000 Panthers by the end of 2015.

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I’m pleased with our increase in the system placements in FY 2013. Our strategy of locking up sockets will not only contribute incremental revenues in 2014, but also set the stage for even greater volumes in the long-term as we continue to expand our menu of tests and share of laboratory real estate with our space-saving Panther footprint.

Before moving on to Breast Health, I’d like to comment on the announcement earlier today of Grifols’ acquisition of the Novartis diagnostics business and how it relates to our blood screening business. We have been aware of the pending transaction and have had productive conversations with Novartis and Grifols. We have a longstanding direct relationship with Grifols, who has been a respected customer as part of our collaboration with Novartis. We believe Grifols’ acquisition has a strong strategic rationale and will make a powerful and focused player in the blood products and blood safety market.

We’re confident Grifols will continue the successful commercial execution of our products as well as provide new opportunities for growth based on their industry experience. This business represents 20% of Grifols’ total sales and therefore we believe their focus and resources on growing this business will improve the long-term prospects.

Turning to our Breast Health group, 3D tomosynthesis continued to gain ground. We were able to build on the third quarter results and grow the business on both a sequential and a year-over-year basis. In fact, we placed a record number of 3D systems worldwide and in the U.S., and posted our highest tomo bookings quarter ever. Clearly, we are seeing the positive impact of recent peer-reviewed publications, which are helping to build both awareness and demand for the technology. We ended the year with a domestic installed base of just over 750 systems, more than achieving our stated goal of doubling our installed base during the fiscal year.

As you know, our success to-date has been accomplished despite the absence of a formal reimbursement code. Notwithstanding this, we are focused on securing a code and concurrently are working to secure reimbursement from private payers. We continue to have success obtaining private payer coverage and are highly engaged in encouraging dialogue with numerous commercial health plans. And we will look forward to reporting further progress on this in the quarters ahead.

In our Surgical segment, MyoSure remains a strong performer with high double-digit growth over last fiscal year and ample opportunity to maintain an attractive growth trajectory.

Moving forward, I will now review the progress we have made on the key strategic initiatives outlined during our last quarterly call. On August 5, I highlighted four initiatives that would represent my initial focus as President and CEO. First, conduct a thorough, strategic business review. Second, bolster our senior leadership team. Third, develop a capital allocation strategy to articulate to the Street. And fourth, work with our Board to implement new executive compensation policies.

We have made significant progress with our strategic business review, but we still have work to do. As I said on our third quarter call, our initial emphasis has been on positioning the organization to leverage our leading product platforms.

Organizationally, we took steps to implement immediate short-term changes to gain manufacturing and other operating efficiencies. In correlation with this, we are beginning a multi-year program working with an outside firm specializing in lean manufacturing and service delivery initiatives, which we believe will result in millions of dollars of savings driven by state-of-the-art techniques and program efficiencies.

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We have reprioritized R&D projects across the organization to ensure capital is directed to those projects with the highest potential returns. While most of these programs have been in place, we believe our re-prioritization of critical programs will accelerate their commercialization and ensure disciplined execution that will drive shareholder return.

Furthermore, in conjunction with outside advisors, we are well into a methodical process of evaluating each of our businesses.

Our goal is to determine, among other things, the overall strategic fit of each business and whether each is performing at a level that justifies its associated cost of capital. This approach is also influenced by a range of financial considerations, including the valuations that could be secured for a given asset and the potential tax impact from pursuing a given path.

Obviously, this takes time and requires thoughtful analysis. I can report to you we have made headway and have sold or in the midst of selling minor assays [sic] [assets] in our product portfolio. Please appreciate for a variety of reasons including competitive impact, confidentiality requirements and employee communications, it is premature to discuss any specifics. We will provide updates when this process results in any significant reportable developments.

With regard to bolstering senior leadership, we have started by restructuring the organization on all levels. As a result, we have made a number of leadership changes in key areas. We’ve streamlined our reporting structure and have placed proven managers into critical roles, particularly within our sales and international organizations. I am working closely with the Board to ensure a strong succession plan is in place for all key management positions that will include further development of internal team members as well as consideration of highly qualified external candidates.

Now turning to our capital allocation strategy, Glenn will provide specifics but I’d like to be clear going forward. We will not commit capital to large transformational acquisitions. Rather, we intend to allocate our excess cash flow to deleveraging the balance sheet as rapidly as feasible through both mandatory and discretionary debt repayments as well as returning capital to shareholders, beginning with a stock repurchase program announced today.

As part of this effort, we are focused on return on invested capital as a metric to make more informed strategic and capital allocation decisions. As evidence of this, our board has approved new executive compensation policies that are tightly aligned with short—and long-term performance, utilizing return on invested capital as one of the key guiding metrics.

I’d like to now share our key financial and operating priorities for FY 2014. Since assuming the role of CEO a few months ago, I have spent a considerable amount of time traveling with our new senior leadership team to many of our domestic and international offices. During these visits, we conducted town hall meetings and held intensive strategic and financial review sessions with team leaders.

In addition, we have held national sales meetings globally to gather firsthand market data, customer, economic and government reimbursement trends and exchange thoughts on future product requirements to meet local market needs. We also visited with clinical opinion leaders, corporate and national healthcare accounts and laboratory business partners. The input from these meetings coupled with analysis performed in conjunction with the initiatives described above has formed a framework to develop a comprehensive financial, operational and capital deployment plan for fiscal 2014 and beyond.

Our operating priorities going forward are quite simple. We will focus on deleveraging our balance sheet and returning capital to shareholders as prudent business sense allows. We will drive profitable organic growth through disciplined and focused investments in projects with the highest commercial return. We will seek constant improvements in expense reduction to maintain and grow the excess cash available to achieve our objectives of deleveraging and returning capital to shareholders.

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We will concentrate on improving ROIC and have linked our executive compensation to achieve this goal. We believe we have structured executive compensation to emphasize and incentivize shareholder returns, with ROIC as an integral component and incorporating a performance element in the vesting of equity rewards.

And we will continue the strategic review of our businesses to determine if there are any non-strategic assets that can be disposed of at an attractive valuation. And finally, we’re going to continue to build our leadership team and put the right systems and the metrics in place to maximize operating efficiencies.

Now a word on fiscal 2014 guidance and our longer-term outlook. As I noted in the beginning of my talk, FY 2014 is a transitional year for Hologic. However, we have products in each of our businesses that are gaining traction and demonstrate continual revenue growth. Our Panther system is increasing our market position in the molecular diagnostics market and will capture substantial downstream recurring revenues as we continue to expand market share with our family of Aptima tests across all platforms.

3D tomo is establishing itself as the future standard of care in breast cancer screening and just posted record results despite a challenging capital equipment and reimbursement environment. And our MyoSure system for removal of uterine fibroids continues to enjoy high double-digit growth.

Counterbalancing growth from these products, there are headwinds that include cervical cancer screening interval expansion, lower-cost alternative therapies in surgical, shrinking demand for the blood volumes in the U.S., and modest price erosion among molecular diagnostics products. And of course the macro challenges within the healthcare industry like reimbursement pressures, capital budget uncertainty also continue to exist.

But it is critically important to note, many of these same forces that we face in 2014 will also impact our competitors. However, I truly think we are significantly better positioned to navigate these challenges and emerge even stronger, with increased market share in our key segments.

As we look toward FY 2015, we believe a number of these headwinds will begin to subside, allowing us to return to top and bottom line growth. Specifically, we expect a stabilization of our ThinPrep business as the interval expansion dynamic plays out and sets a new baseline for growth driven by international volumes. We expect stabilization of blood donation volumes allowing our blood screening business to resume growth based on opportunities in emerging markets. We expect stabilization in our surgical business as sales force realignment, product enhancements, and international growth increases revenues. And while we cannot predict the course of the macro environment, any improvement obviously represents an upside for us both domestically and abroad.

In FY 2015, we expect tailwinds will drive top line growth and increase our earnings trajectory. Hologic’s number one market share position in all its key product categories is a distinct competitive advantage which will help leverage our strong relationships and global infrastructure. When you couple this with the anticipated organic growth from the continued investment of recent R&D initiatives and the steady gains we are making in international markets, the result will be a continual increase in revenues

In diagnostics, we plan to expand our menu of molecular assays to further establish the value and revenue potential of our instrument platforms, especially Panther. After 2015, we plan to launch our viral load assays, accessing a large new market opportunity that will leverage our current efforts to lock up sockets among key lab customers.

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We are also very excited about our internal development project to expand Panther’s technological capabilities by adding the ability to perform PCR-based tests. This will greatly increase Panther’s utility and will be a catalyst for further menu expansion. We will also continue to register Panther and related Aptima assays in key new international markets, including China.

In Breast Health, we anticipate securing additional reimbursement for tomo from private insurers and health systems, which will increase traction for adoption of 3D as the gold standard for digital screening. On the development front, we are working on our next-generation tomo system as well as new line extensions for our biopsy family of products that will make the technology more accessible in emerging markets.

To quantify this, what this means from a financial perspective, we expect to generate organic revenue and earnings growth in the low-single-digits in FY 2015 and, in the years following, we expect to return to mid-single-digit revenue growth with earnings growth outpacing this. We anticipate continued strength in our cash flow generation, which we plan to allocate towards high return R&D projects, deleveraging our balance sheet, and returning capital to our shareholders.

With that, I would now like to turn the call over to Glenn for a detailed review of our performance and our outlook. Glenn?

Glenn P. Muir, Executive Vice President-Finance & Administration and Chief Financial Officer

Thank you, Jack. I will begin by reviewing our fourth quarter financial results, including key segments, balance sheet and cash flow details. I will then provide an update on the plan we have developed to deleverage the balance sheet and return cash to shareholders, as well as the executive compensation plan recently approved by our Board. Lastly, I will discuss first quarter and fiscal year 2014 financial guidance. Unless otherwise noted, all of my commentary on changes will be on a year-over-year basis.

Fourth quarter revenues totaled $622 million, an increase of 5.7% compared to reported revenues of $588 million, and 3.7% compared to non-GAAP revenues of $600 million, which reflect the addition of an $11.6 million purchase accounting adjustment recorded in the prior year.

On a pro forma basis, revenues declined 2%, representing a full quarter of Gen-Probe in the prior year and adjusted to exclude divested businesses such as Lifecodes. While we experienced significant increases in sales of our 3D tomo and MyoSure product lines as well as a nice increase in service revenues, these increases were offset by lower ThinPrep and NovaSure sales and, as expected, fewer 2D mammography system sales due to the mix shift to 3D. Foreign currencies had a negligible impact on revenue.

I will now review results by segment beginning with our largest segment. Diagnostics increased over 14% to $290 million on a reported basis and over 9% on a non-GAAP basis. This increase was due to the addition of Gen-Probe for a full quarter. On a pro forma basis, representing a full quarter of Gen-Probe and excluding divested businesses in the prior year, Diagnostics declined 2.6%. This was driven primarily by the combination of an 11% increase in legacy Gen-Probe sales offset by a 13% decline in legacy Diagnostics.

I would like to note that starting in the first quarter, we will be speaking to Diagnostic revenues and growth rates on an organic basis and will no longer refer to legacy Diagnostics and Gen-Probe separately, as we have passed this anniversary and fully integrated the acquisition.

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Within our legacy Diagnostics business, worldwide ThinPrep volumes were flat year-over-year. However, ThinPrep revenues declined over 13% driven by continued volume pressure domestically due to extended intervals and lower international pricing. Gen-Probe revenues of $148 million increased 65% and 46% on a reported and a non-GAAP basis respectively. On a pro forma basis, revenues increased almost 11%.

In an effort to best reflect the ongoing profile of the Gen-Probe business, the following discussion is on a pro forma basis. Clinical diagnostics revenues within Gen-Probe, which are primarily comprised of our Aptima family of assays for CT/GC, HPV and trich, grew almost 17%. The largest contributor to this increase was from the significant number of instrument sales to Quest as part of our new agreement. To-date, we have installed almost all the instrumentation that will be required to support conversion to our Women’s Health assays.

While these equipment sales had below average diagnostics margins, they demonstrate Quest’s commitment to our leading technologies and lay the groundwork for substantial downstream assay revenues. Capturing these incremental volumes will be an important element of our growth in molecular diagnostics during fiscal 2014 and beyond.

Panther assay revenues continued ramping up nicely and we look forward to a continuation of this trend as the launch of HPV on Panther is still relatively early. We have now installed almost 500 Panthers worldwide. Also blood screening revenues were up 1%. Overall, we remain pleased with the integration and performance of Gen-Probe, though the pace of incremental revenue growth is slower than our initial projections at the time of the acquisition. We remain excited about the long-term outlook for the business, especially as the Panther rollout progresses and as we further expand our test menu.

Breast Health increased to $234 million or approximately 2%. Primarily driving this increase was service revenue growth of 4.3%. Product sales were up slightly with strong global adoption of 3D tomo largely offset by fewer 2D digital system sales, as expected. Our Dimensions product line which includes both our 2D and our 3D systems, represented 82% of worldwide digital mammography product revenues and 72% of units sold this quarter.

Overall growth in 3D tomo revenues for Q4 2013 versus the same period last year was just over 50% and grew almost 9% sequentially off the strong tomo sales in Q3. Due to the continued shift to tomo, overall 2D sales were down high-teens and 5% sequentially. The increase in 3D sales outpaced the decline in 2D sales for the second quarter in a row.

With a significant and growing body of peer-reviewed publications and increasing coverage from private payers, the growth prospects for tomo are robust. As evidence of this, our revenue backlog for all tomo systems is up 15% sequentially. Our 3D domestic installed base was just over 750 units at year-end.

Going forward, we intend to provide our 3D installed base annually with qualitative commentary on the rollout during the year. During fiscal 2014, we expect to ship over 500 3D Dimensions systems in the U.S. As a reminder, there are 13,000 MQSA mammography systems in the U.S., of which 12,000 are digital, some dating back to 2002, and of which 60% are Hologic.

Overall, we are very pleased with our progress in commercializing tomo and we continue to have high expectations for this best-in-class technology. We remain confident tomo will become the standard of care.

Now turning to GYN Surgical, revenues were $77 million, declining approximately 4%. MyoSure continued its strong growth [indiscernible] (28:03) with an almost 50% increase in revenues. This product is still in the early stages of its commercial cycle and we believe with our planned product extensions and the opportunities for geographic expansion, MyoSure is in a position to help drive growth in GYN Surgical in the future.

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NovaSure continues to pressure segment results, driven by a combination of lower-cost treatment options and lower utilization. We remain focused on programs designed to mitigate these effects domestically as well as on international expansion. In fact, NovaSure experienced a record quarter outside the U.S. in the fourth quarter.

I will now review fourth quarter non-GAAP performance for the rest of the P&L. Gross margins of 61.5% were down 70 basis points year-over-year and 90 basis points sequentially. This was below our guidance range of 62% to 62.5% driven primarily by the initial equipment orders from Quest being filled sooner than anticipated as Quest [ph] was interested (29:08) in accelerating equipment placements in order to begin using our assays. There was also a greater than expected mix shift away from higher margin products such as ThinPrep.

Operating expenses of $175 million declined almost $12 million or 6% and represented 28% of sales. Sequentially, operating expenses were down 5% and at the low end of the guidance range we provided last quarter. Operating expenses this quarter included $3.8 million for the medical device tax.

In fiscal 2013, one year post the Gen-Probe acquisition, we achieved $70 million in cost synergies, above our initial target of $40 million. We have now realized just about all of the expected three-year $75 million cost synergies and are squarely focused on driving revenue synergies from the combination.

As a result of quarterly revenue results at the high-end of our guidance range coupled with our strong expense management and reduced interest expense, net income was $108 million with EPS of $0.39, which was above our guidance range of $0.36 to $0.37.

Before moving to the balance sheet, I would like to discuss the fourth quarter impairment charge we announced in today’s earnings release. As you know, we have a large goodwill balance resulting from acquisitions. Accounting rules require an annual review for impairment. In the fourth quarter, we completed this analysis and based on a combination of factors including a full re-evaluation of the company’s existing product development efforts and cost structure as well as a change in revenue forecasts, we determined a portion of goodwill was impaired.

The impairment was within molecular diagnostics, both legacy Gen-Probe and legacy Hologic (Third Wave). As a result, we recorded a non-cash goodwill write-down of $1.1 billion. Importantly, while the tempered growth outlook reduced our current valuation of these assets on an accounting basis, we remain extremely encouraged by the long-term growth opportunities the molecular business provides. We do not expect this charge to result in any future cash expenditures or otherwise affect the ongoing business or financial performance of this very important business segment.

Now turning to our balance sheet and other key financial metrics. We finished the fiscal year with cash of $829 million, up $263 million year-over-year and down $135 million sequentially. The lower sequential cash balance was expected as a result of various planned payments during the quarter, such as debt paydown of $216 million, contingent earn-outs of [indiscernible] (32:05) $89 million, taxes of $43 million and interest of $39 million. We are very fortunate to have a strong cash flow profile allowing us to generate over $600 million in operating cash flow during fiscal 2013, in line with the guidance we provided.

In prior quarters, we have reported operating cash flow before taking into account the interest on new debt to finance Gen-Probe to illustrate the pre-financing cash generation profile of the combination. For fiscal 2013, this operating cash flow measurement was $690 million. Going forward, I will focus on the net operating cash flow of the combined entity including the interest cost. For fiscal 2013, it was $630 million. Both of these measurements and their calculations can be found in our PowerPoint presentation available on the Investor Relations page of our website.

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Throughout the fiscal year, we took measures to improve our balance sheet where possible. Toward that end, in August, we announced a repricing of our Term Loan B, made a $200 million voluntary prepayment on this debt and amended the restrictive covenants in our credit agreement to increase our capacity for a share repurchase or dividend. We ended the fiscal year with total debt obligations of $4.9 billion and our net debt to EBITDA ratio stands at 4.6 times.

Now, I’d like to provide some detail on some of the initiatives that Jack discussed. With regard to capital allocation, as we have stated before, our number one priority is to continue deleveraging the company. Over the next four years, we will have $1.9 billion in mandatory debt payments, beginning with the $405 million we will pay next month to retire our outstanding 2007 convertible notes.

We believe the $1.9 billion mandatory debt payments will get us to our target net debt-to-EBITDA ratio of 2.5 times by the end of fiscal 2017. I appreciate this timeframe is further out than our initial target of fiscal 2015, however we have moderated our forecast, which we now believe reflects a more realistic growth profile.

During this four-year period, we expect to generate approximately $400 million in excess cash flow beyond mandatory debt payment. We intend to do two things with this excess cash over this period. First, we intend to further deleverage the company beyond the required payments. Subsequent to quarter-end, we took the first step of incremental deleveraging by making an additional $100 million voluntary prepayment, further reducing our outstanding debt and related interest expense.

Second, we plan to use a portion of this cash to buy-back shares of our common stock. In furtherance of this objective, we announced today that our Board of Directors has authorized a $250 million three-year stock repurchase program effective immediately. This amount is the maximum currently allowed under our debt covenants, which was increased in August as part of our refinancing. We intend to repurchase shares opportunistically going forward and we’ll provide updates on a quarterly basis on our repurchase activities.

By the end of fiscal 2015, two years out, we believe this plan will result in a net debt leverage ratio of approximately 3.5 times and, longer term, after we have achieved our targeted leverage ratio of 2.5 times and have even greater confidence in our cash flow outlook, we will consider the implementation of a dividend program to begin a regular return of cash to shareholders in addition to our stock repurchase activity.

In summary, we remain focused on disciplined investment in our businesses to drive organic growth and on using our strong cash flow to reduce our debt obligations and return excess cash to shareholders. To that end, the executive management team is highly focused on improving return on invested capital, or ROIC, and generating returns in excess of our cost of capital. Our ROIC for the fiscal year 2013 was 8.26%. We have provided a summary of our calculation of ROIC in our supplementary PowerPoint presentation.

This focus on ROIC is fully supported by our Board, as evidenced by recent changes to the executive team compensation plan for FY 2014. Under this new plan, approximately one-half of executive equity compensation and over one-third of their total compensation will be in the form of performance stock units, vesting at the end of a three-year period and will be tied to ROIC as the key performance metric. Specifically, performance will be assessed by measuring management’s ability to drive improving ROIC each year with minimum hurdle rates and requiring that the average ROIC over this period exceed the company’s cost of capital. These metrics will be measured on an annual and rolling basis.

Our non-GAAP guidance expectations are fully detailed in the earnings release and our supplementary PowerPoint presentation. This guidance assumes currency rates consistent with the average during Q4 2013 and does not assume any share repurchases or divestitures. With regard to guidance, I would like to first put the 2014 outlook in context by quantifying the impact of the three primary headwinds that we face.

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Our reduced outlook for ThinPrep, NovaSure, and blood screening presents a revenue headwind of more than $60 million on a pro forma basis. While these products remain highly profitable, their net effect is to offset our positive contributors in fiscal 2014, thereby making overall revenue growth a challenge.

For the fiscal year ending September 27, 2014, we are introducing revenue guidance of $2.425 billion to $2.475 billion. Year-over-year, this represents a decline of 1% to 3%. The decrease is expected to be driven primarily by the headwinds I just mentioned. On a pro forma basis, adjusting for Lifecodes, total revenues are expected to be flat to down 2%.

As Jack discussed in his opening remarks, we have a number of products that we expect to solidly grow in fiscal 2014. However, this growth is more than offset by the headwinds discussed above. By segment, we are forecasting low-single-digit revenue growth in Breast Health, more than offset by low-single-digit declines in GYN Surgical and Skeletal, and a mid-single-digit decline in Diagnostics. We believe the guidance we set for fiscal 2014 represents a realistic view of this coming year and we expect to return to low- to mid- single-digit top and bottom line growth beginning in fiscal 2015.

Moving on to the remainder of the P&L, we expect gross margins of 61.5% to 62%, resulting from the expected decline in our higher margin cytology products and the expected increase in mammography system sales, which have a lower gross margin than our consumable products.

We expect operating expenses of $750 million to $770 million, relatively flat year-over-year. While we project a sizable increase in bonus, merit, and other variable compensation, these costs should be offset by the cost reduction measures we implemented in fiscal 2013.

We expect interest expense to be approximately $190 million, benefiting from recent refinancing activities coupled with a lower average debt balance based on recent and planned debt payments. We expected a 34% effective tax rate in fiscal 2014, which is two points higher than fiscal 2013. This increase is due to the federal research tax credit expiring in 2014 and a lower domestic manufacturing deduction benefit as we migrate production to our Costa Rica facility.

We also expect diluted shares of approximately 278 million and EPS of $1.32 to $1.38. This includes an incremental reduction in EPS from the prior period of $0.04 from the increased tax rate and $0.02 from the medical device excise tax.

Lastly, we expect to continue to generate strong operating cash flow, maintaining a level of $500 million to $525 million. This is down from fiscal 2013 due to the reduction in earnings and an increase in expected tax payments.

For the first quarter of fiscal 2014, we expect revenues in the range of $600 million to $610 million, representing a year-over-year reported decline of 5% to 7% and pro forma decline of 3% to 5%, excluding Lifecodes revenues of $12.6 million. We expect gross margins of approximately 61.5% to 62%, operating expenses of $195 million to $200 million, which is 32% to 33% of revenues, interest expense of $50 million, an effective tax rate of 34%, diluted shares of approximately 275 million and EPS in the range of $0.30 to $0.31.

In summary, we believe our guidance reflects a realistic outlook for fiscal 2014 and we are committed to executing against this plan. Our renewed focus on ROIC and capital allocation as well as our corporate strategy to grow organically rather than through large M&A demonstrates our commitment to further creating shareholder value.

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And with that, I will turn the call back to Jack.

John W. Cumming, President & Chief Executive Officer

Thank you very much, Glenn. Since I rejoined the company as CEO, we’ve taken steps to position ourselves for long-term success. And while we still have significant work ahead of us, we are fortunate to be a leader in our key markets and have a team of highly committed associates. Our goals and priorities are clear and we intend to execute against these goals and position the business to return to growth in 2015. I do appreciate all of you joining us today and we look forward to updating you on our progress.

Now, I will turn it over to questions. And I should say that David Harding and Rohan Hastie, who run our two major businesses, are with us today and they will be on the call to answer the questions. Operator?

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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And our first question comes from Bill Bonello with Craig-Hallum.

<Q – Bill Bonello – Craig-Hallum Capital Group LLC>: Good afternoon. Thanks, guys. Just to follow up on the ThinPrep business. Can you give a sense of sort of where you think you are in terms of the conversion to longer intervals, if that’s a process that you expect to be complete by the end of fiscal or calendar 2014? And then as part of that maybe your thoughts on Roche applying for HPV as a primary screen and, if that’s approved, what that might mean for ThinPrep trends beyond 2014?

<A – Ro Hastie – Hologic, Inc.>: Hi. This is Ro. Yeah, sure, happy to answer those two questions. So in terms of interval expansion, I think we’re still expecting to see a double-digit interval expansion within the U.S. for 2014. Again, I think we’re still looking for some good share shift away from our competitors that we’re seeing with that regard as well. So I think our market share will increase in that time but volumes will decrease within that double-digit plus range for 2014. I certainly think by the time that 2015 comes around, we will start to see a dropping off of that decline, if you would, a much more stabilization within that market. Do I think it will be flat in 2015?

Probably not. But I think we will have taken the majority of the falls in 2013 and 2014. And I’m sorry, the second part of the question was?

<Q – Bill Bonello – Craig-Hallum Capital Group LLC>: Just your thoughts on Roche applying for an indication to have HPV as a primary screen and what that might mean for ThinPrep longer term?

<A – Ro Hastie – Hologic, Inc.>: Yeah, I think HPV primary will be [indiscernible] (45:33) noise for us within the market primarily. I think that the pap is so ingrained within the gynecologist’s cervical cancer screening modality that migrating away from that to going to an HPV primary is something that I think we will be able to manage effectively within the market. We certainly feel that having a large physician sales force can certainly message the benefits of co-testing. I would remind everybody that testing with HPV and a pap liquid-based cytology is the best clinical screening modality for cervical cancer and we will continue to push that message within the marketplace.

Operator: And our next question comes from Shaun Rodriguez with Cowen & Co.

<Q – Shaun Rodriguez – Cowen & Co. LLC>: Hi. Good afternoon. Thanks for taking the question. So last quarter I think you mentioned that the Quest deal should result in a meaningful contribution for chlamydia/gonorrhea starting this fourth quarter with HPV maybe taking a little bit longer. So you mentioned they’ve installed the systems but can you update us on the timing of the utilization ramp here, your assumptions for how this progresses over the course of 2014, and if you could, the impact this deal will have on your pricing for the overall Gen-Probe business? Thank you.

<A – Ro Hastie – Hologic, Inc.>: Yeah, I will start with the latter part of the question first. There’s no doubt that in terms from an AUP within this market that Quest got some good pricing from what they had previously, based primarily upon the competitive dynamics of this marketplace right now. There are more people selling chlamydia/gonorrhea tests. In terms of the utilization, Quest has started right now switching over to our chlamydia and gonorrhea test so we will certainly start to see the pickup of that at the latter end of this quarter and Q2. Their HPV business will take a little longer to convert over so that contribution will take a little bit longer.

But I would say that is slightly offset by some of the AUP dynamics we’re seeing within this market from competitive activity anyway. So we’re comfortable with the revenue growth that we’re going to get from Panther. We’re comfortable with the revenue growth we will get from Quest. So the deals that are being completed right now, which I think our peer group companies have stated as well, are at slightly lower AUPs than what we’ve seen previously.

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Operator: And our next question comes with Vijay Kumar with ISI Group.

<Q – Vijay Kumar – International Strategy & Investment Group LLC>: Hey, guys. Thanks for taking my question. So just on the guidance, and, Glenn, I know that you mentioned sort of that you would be looking at asset sales. So, A, does the guidance contemplate any divestitures? And I guess if you look at the guidance commentary within the slide deck, you have OpEx up next fiscal year. And I believe that’s based off of increase in variable comp. So I’m just trying to reconcile if revenue and EPS is down, how should we think of your variable compensation being up for next year?

<A – Glenn Muir – Hologic, Inc.>: Yeah, Vijay, so as it relates to guidance, we don’t have any divestitures built into that guidance today, nor do we have any share buybacks or anything like that, so it is our current platform and programs that we have today. If we look at that operating expense line, we do have that flat to up slightly in FY 2014 in our guidance and we have had quite a bit of cost savings throughout the end of FY 2013 but one of the areas that we have really skinnied down is the whole area of variable compensation. So when we look at FY 2014 – and we’re not talking at the executive level here, we are talking at the real management and rank-and-file level, we are reintroducing some of the variable compensation we didn’t have in 2013. So that’s a piece of the increase that we see. And even with that increase, we’re only talking operating expenses up slightly in FY 2014.

Operator: And our next question comes from Isaac Ro with Goldman Sachs.

<Q – Isaac Ro – Goldman Sachs & Co.>: Hi, guys. Thanks for taking the question. You mentioned low-single-digit growth in 2015 plus, Glenn, in your prepared comments. Is that the type of growth you expect to see in the business, assuming no changes to the current portfolio? And if so, what kind of healthcare utilization environment do you think you need to have as a backdrop in order to hit that growth?

<A – Glenn Muir – Hologic, Inc.>: Right. So in the prepared guidance, we’re talking about low- to mid-single-digit growth back in FY 2015 on both the top and bottom line. So we are looking at FY 2014 as a transformational type of year. We are retrenching. A big part of this is because of the market environment we see out there. So when we look out to FY 2015, there is an expectation that things are going to stabilize for all of FY 2014 and we will begin to see growth with some of these new products emerging.

So we’ve been talking about 3D tomo for some time. I talked a little bit about the numbers on systems that we’re currently placing. We’re getting tremendous interest in that product line. When we look in the Diagnostics group, the Panther machines are just now going out the door. And even for Quest, they didn’t have any meaningful sales in Q4 but they certainly will in FY 2014. So I think we’re getting in place the pieces that we need for that FY 2015 growth, but I think the problem we have in 2014 is more of the headwinds. It really is as it relates to ThinPrep, the expansion on the interval. As it relates to NovaSure, it’s that whole utilization as there are some lower cost alternatives. And that will moderate. We do believe that will moderate in 2015 and beyond.

I don’t know, Jack, did you have anything to add...?

<A – Jack Cumming – Hologic, Inc.>: No, no, no, I’m with you on that.

Operator: And our next question comes from Tycho Peterson with JPMorgan.

<Q – Tycho Peterson – JPMorgan Securities LLC>: Hey, thanks. A couple follow-ups [ph] actually to (52:03) prior questions. Just, first, on divestitures, you brought up the challenges you fairly described, I guess, as secular but as we think about your options with divestitures, would you be willing to divest declining businesses if it’s dilutive to earnings? And then as a follow up, on sales and marketing you’ve highlighted some of the cost pulls. Can you just give us a sense as to where those occurred? It was a little bit better from a sales and marketing perspective than we were modeling in terms of the cost cuts.

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<A – Jack Cumming – Hologic, Inc.>: Yeah, I think that Glenn and I will probably both handle that. I think for your first question relative to a non-performing asset, would we sell it, you said, if it was dilutive, and the answer is yes. Glenn, on the other one?

<A – Glenn Muir – Hologic, Inc.>: I was focused on the first one, Jack. Sorry. I think – yes, Tycho, the thing is on most of our operating segments, any one of them would be dilutive to earnings. I mean we have great earnings power in each of those segments now, so we appreciate that. What we have to look at is the value and the potential we would get out and how we would redeploy that cash. So we’re looking very hard at that right now. Nothing’s off the table but it is a pretty complex thought process to go through on cash flow and taxes and we want to get it right. And the second part of the question, Jack, was?

<A – Jack Cumming – Hologic, Inc.>: Tycho, please repeat it again?

<Q – Tycho Peterson – JPMorgan Securities LLC>: Your sales and marketing costs came in lower than we were modeling and as you highlighted kind of at the lower end of guidance. Maybe just talk to some of the steps you have taken in terms of sales and marketing costs?

<A – Jack Cumming – Hologic, Inc.>: Well, I’m going to pass that over to, I think, David and Ro because we have streamlined and we’ve kind of realigned the forces. So, David, do you want to go first?

<A – David Harding – Hologic, Inc.>: Yeah, this is David Harding. We have definitely taken a hard look at all of our sales and marketing expenses, reflective of the more modest revenue growth rates, and have restructured a number of things, both on the surgical and breast health side of the business. We’ve taken out layers of management. We’ve gotten more efficient in the way that we deploy our marketing expenditure and generally are just trying to do more with less at this stage.

<A – Ro Hastie – Hologic, Inc.>: Yeah, and I would echo that, Tycho, [ph] we’re seeing the (54:12) same on the diagnostic side of the business. We’ve definitely pushed out some of our commercialization efforts. We’ve just paid very close attention to conference attendance, conference spending, just general marketing spend and likewise in terms of the overall [ph] sales force (54:27), making sure that we are appropriately sized for [ph] region touch (54:31) to get the maximum benefit from that sales force. So it’s been a management issue just making sure that we keep a close eye on those costs and utilize that cash as effectively as possible.

Operator: And our next question comes from David Lewis with Morgan Stanley.

<Q>: This is actually [ph] James [indiscernible] in for (54:51) David. First, Jack, a question about your role in the business. What can you tell us about your commitment to stay with the business for not only the upcoming transition year but also for two to three years beyond that?

<A – Jack Cumming – Hologic, Inc.>: Well, since David’s not there, I should ask you about his. But I had a feeling that you would ask that since that’s one of his favorite ones. Look, until someone tells me differently, I am the permanent CEO here. And I want to make it clear I’m committed to rebuilding, refocusing the company, address the concerns of all the shareholders, the team members, and our customers who I’m visiting with on a weekly basis. So I think everything I’ve discussed reflects that level of personal commitment and my focus for delivering those results. So the board has asked me to concentrate on restructuring our business and achieving the strategic and operational goals which we are committing to today. So I don’t know how I can make it any clearer.

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Operator: And our next question comes from Michael Matson with Needham & Co.

<Q – Mike Matson – Needham & Co. LLC>: Hi. Thanks for taking my question. I guess I just wanted to ask about in the mammography market, I guess GE got their CE Mark for their tomosynthesis product and I guess they are selling it in Europe now. So I was wondering if you have seen that in the market, if it’s had an impact on your sales outside the U.S. And then additionally, what are your thoughts on when and if that product comes to market in the U.S.? Have you accounted for that in your guidance?

<A – David Harding – Hologic, Inc.>: Yeah, this is David. I’m happy to take that question. We have seen the unit in the market in Europe and there are a few installations around. We are anticipating that GE will launch in the United States at some point. We are not exactly sure when but we do anticipate it being within this fiscal year, probably sooner rather than later. We have certainly accounted for that in our projected growth rates. But we are very confident that our product is clinically superior. We’ve got excellent clinical results proven through large numbers of studies of many, many patients and we are very, very happy with the way our system is performing. Again, we welcome competition in this market and have fully anticipated it.

<A – Jack Cumming – Hologic, Inc.>: I would add to that that this is fully baked into our numbers. We expect GE – you always expect at RSNA they’re going to announce some approval so we’ve anticipated sooner than later. But if you just look at the market itself being a replacement market and the fact that we have 60%, 65% of the U.S. market, GE’s strategy is not to go out and, say, let’s see how many of the Hologic and Siemens sites we can go sell our product to? They’re going to go to their installed base, which is sizable, and they’re going to – because I would assume they have a demand, pent-up demand from not being on the market, so they’re going to attack those first.

Internationally, they’ve been out there a very long time with this product so it’s nothing new to us. I think it’s a positive inasmuch as I think it might reset some of their pricing because until they’ve had it, they’ve priced their 2D system extremely low and maybe this will bring a sense of reality on pricing. Also, I believe in the U.S. it only can help us with them talking about the benefits of tomosynthesis and putting their marketing dollars behind it and I welcome their marketing dollars talking about the technology in and by itself. The fact that, like, David said, we have over 100 papers written on tomo in almost every major company. We are working with the societies on tomo studies so we are so well positioned to continue to drive share gains over the next five years with this product and subsequent products that we’re going to bring to market.

Operator: And our next question comes from Brian Weinstein with William Blair.

<Q – Brian Weinstein – William Blair & Co. LLC>: Thanks for taking the question. My question is on Gen-Probe and the revenue synergies there. You’ve talked about maximizing those and the pace being slower than you expected. So can you talk specifically how do you fix that, specific steps you’re talking about there? And then secondly on the write-down of the assets, I understand on the molecular side it’s some Third Wave stuff potentially but you guys were very positive on the rest of the molecular diagnostics business. So can you talk about specifically what changed relative to your original expectations, given how positive you are sounding like on the future of that business? Thanks.

<A – Jack Cumming – Hologic, Inc.>: So when you were talking about the pace slowing down, you meant maybe the uptake? I would assume you meant the uptake in the assays, which certainly has been a factor, especially that we have now installed these systems in Quest, and as Ro has talked about, it could be a six-, nine-month process just to get HPV certified in these labs. But between Ro and Glenn, I think they can talk about the write-down and the impact on that.

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<A – Ro Hastie – Hologic, Inc.>: Yeah, I think we’re relatively comfortable with where the revenue synergies are, quite frankly. Again, I think that as we’ve stated time and time again, this Quest deal would never have happened had Hologic and Gen-Probe not been combined and I think we’re seeing that portfolio component, that portfolio sale being replicated at all segments of the market right now. We’re going in and we’re talking about ThinPrep, CT/GC, trichomonas, HPV and that whole portfolio of women’s health testing is really starting to have traction within the marketplace. And that indeed is being replicated internationally. We’ve had a couple of very big closes within the United Kingdom over the past six months really that again being a portfolio of women’s health products that we’re offering. So in that regard, the revenue synergies, I think, we are comfortable with.

And likewise I think that, again, with that physician sales force component has been tremendously important for us in terms of generating awareness of Aptima HPV, generating awareness of nucleic acid testing for trichomonas right now. I think that has made a big contribution to us. I think what has happened, though, is some of the AUP pressures that we’re seeing again from the competitive activity within the market right now for our competitors trying to hold on to business or compete for business has certainly driven down some of the AUPs that we’ve been seeing. And then also we had a little bit of a slow start to FY 2013 as well, which did not contribute.

<A – Jack Cumming – Hologic, Inc.>: Yeah, I would add one more thing and that is, as far as the synergies go, we exceeded what we said we would do and we did it in a much shorter period of time. The other thing that Ro didn’t touch upon, which is an interesting dynamic that’s happening now internationally, governments when they’re looking at programs for women, especially on the screening side, they’re looking at cervical cancer screening and they’re looking at mammography screening. And we’ve seen and we’re having conversations with certain governments relative to combine our mammography with cervical cancer testing. And we find ourselves in a very unique position to do that. And whether it becomes an HPV or it becomes a pap test, we can play in both areas and bring the best mammography screening to the market as a combination in a tender.

<A – Ro Hastie – Hologic, Inc.>: I’m sorry. I should add there, you are correct that the write-down was more due to Third Wave and Gen-Probe. And as we said, we really think this is a little bit of an accounting exercise. We have a slight change in the outer year growth rates reflective of a bit of a slow start in FY 2013.

<A – Jack Cumming – Hologic, Inc.>: Okay.

Operator: And our next question comes from Glenn Novarro from RBC Capital Markets.

<Q – Glenn Novarro – RBC Capital Markets LLC>: Hi. Thanks. Two questions. First, can you clarify your fiscal 2015 guidance? Are you saying low-single-digit revenue growth and mid-single-digit EPS growth? That’s my first question. Then second, can you give an update on government reimbursement for tomo? I know, Jack, on the last call you said you had been going down to D.C. a lot. Any update there would be great. Thanks.

<A – Jack Cumming – Hologic, Inc.>: Glenn, why don’t you handle – I’ll handle the reimbursement side and you...

<A – Glenn Muir – Hologic, Inc.>: Yeah. As it relates to FY 2015, Glenn, I mean we believe after FY 2014 there will be a return to growth. So when we look at our revenues and our earnings we believe that both the top and bottom line will be low- to mid-single-digit growth. Okay?

<A – Jack Cumming – Hologic, Inc.>: And let me talk about reimbursement for a minute. First of all, we had a little problem going to Washington. Somehow when we got there, everybody had left town because they had shut it down. But now that they’re slowly coming back, we continue to have conversations with CMS. We continue to work kind of a three-pronged attack there: dealing with the legislative side, the private payers side, and CMS. And I think we have to work all three.

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CMS is kind of constrained in that there is so much going on right now with the Obamacare, I’m not sure that they’re in a position to make decisions relative to a lot of the different projects before them right now. But we have been very encouraged by the legislators that have taken very active roles in dealing and talking to CMS for us because of the fact they believe and have read all of the documentation. They have talked with physicians who have come to Washington about the benefits of tomo from just a pure catching cancers early to the economic benefits. And hopefully we can get CMS to kind of move off the dime and do something here. But there is certainly some frustration on our side.

But on a today basis, what we can do is continue to push on the private payers side and that’s where we’re putting a great deal of our energies now because that is, whether it be some of the larger ones on a regional basis that are paying $30 to $70 for a mammogram right now, or the fact that we’ve had a group in Florida right now approve a plan for reimbursement specifically for tomo, these are all very positive things. It’s going to take time on the CMS side and we cannot wait for them so we have to continue to push on the payers side and continue to work the legislative side and hopefully CMS kind of comes up for air. And we’re working with ACR. We’ve talked with AMA. So we’re trying to hit all of the levers that we can on this.

Operator: And our next question comes from Jon Block with Stifel.

<Q – Jon Block – Stifel, Nicolaus & Co., Inc.>: Great. Thanks and good afternoon. I just have two quick ones and maybe the first one is a follow up to the last comment. Jack, do you think you have a notable commercial win on the reimbursement side for tomo in 2014?

<A – Jack Cumming – Hologic, Inc.>: I really can’t answer that. I don’t know. I think the win that I know about is the one-at-a-time insurance companies that we’re picking off. I mean we have a team out there talking on them. As far as CMS goes, I think I said this in the last call, I gave up long ago trying to bet on what’s going to happen with a government agency. So I have to unfortunately defer to that. But we will continue to push the legislative side in the meantime and push with CMS. We’re hoping. I guess that’s all we can say at this point.

<A – David Harding – Hologic, Inc.>: And this is David. Just to add, I think the important thing to note is that about 60% of the institutions that are submitting claims to their insurance companies are in fact getting reimbursed at these incremental levels, that Jack talked about, between $30 and $70. So there is already good payment history that is occurring, even without major reimbursement policy decisions at this stage.

<A – Jack Cumming – Hologic, Inc.>: And you had a second question? Or is that the question?

<Q – Jon Block – Stifel, Nicolaus & Co., Inc.>: Another question. You talked earlier about the stabilization in the pap business as we enter 2015. I think you also alluded to NovaSure. Can you just talk to big picture? What’s going to unwind from 2014 to 2015 that will allow that high margin business to stabilize? Thanks, guys.

<A – Jack Cumming – Hologic, Inc.>: Okay. I’ll let David handle certainly on the surgical side. But, I mean, as I did say on my talk, we have made some changes in leadership on the surgical side, added some very talented people. We have also looked at how we’re selling and we’ve looked at that sales force and how it’s organized today and we think that that is going to have an impact in driving future sales. But David, go ahead.

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<A – David Harding – Hologic, Inc.>: Yeah. On the NovaSure side, I think we’ve mentioned to you earlier that there are lower cost alternatives that are out there in the form of hormone-eluting IUDs and the like. And those have been taking some share away from NovaSure but we do see that kind of bottoming out in the 2014 period. We also see our international business continuing to grow and offset some of that. So that’s why we believe that, in addition to our sales force activities and getting more effective on the sales force side, we will see it kind of flatten out and then start to stabilize a little bit more in 2015.

<A – Jack Cumming – Hologic, Inc.>: And on the ThinPrep side, Ro, do you want to handle that?

<A – Ro Hastie – Hologic, Inc.>: Yeah, I just think the penetration of adoptions for last year and this year is when we will see the maximum amount of adoption and we certainly expect that to fall off as that rate becomes much more fully penetrated within the market. And we predict that that will be within the 2015 period. Again to reiterate, I think we will still see some margin expansion within that timeframe. I just don’t think that it will be at the rates that we’ve seen over 2013 and 2014.

<A – Jack Cumming – Hologic, Inc.>: I guess I should add to surgical, I mean we’ll be introducing product enhancements, new products, and that sales force realignment we believe is going to be a key to the return of growth on the NovaSure side.

Operator: And our next question comes from Richard Newitter with Leerink Swann.

<Q – Rich Newitter – Leerink Swann LLC>: Hi. Thanks for taking the questions. Jack, just on that last point, just can you maybe clarify, how much of the return to low- to mid-single-digit growth in fiscal 2015 is contingent upon the kind of factors you feel like you have control over versus underlying improvement in the market? It sounded like a blend there in surgical, for example, that you have some new products and the sales force alignment. In ThinPrep, it’s a little bit more cervical interval expansion. Can you get to low- to mid-single-digits if some of the macro factors don’t turn?

<A – Jack Cumming – Hologic, Inc.>: I think we can. Unless we – I mean we have really vetted these numbers in coming up with our estimates. We thought that they were very realistic for this year. We weren’t sandbagging. We looked at the process last year. We looked at the process this year. We changed the process from certainly a bottoms-up review. And we needed to stress test that several times.

When you look at the tomo, when you look at the uptake in assays, when you look at the incremental business that is going to come from Quest, when you look at what’s going to happen on the new biopsy side, we see there’s all very good positives to help drive this growth. We also have 3,000 plus Selenias out there 7 to 10 years old that need to get replaced and they’re going to start really getting replaced in the 2015 on. So we believe that those are also positive. Those secular headwinds of the interval on the ThinPrep side, we really – we’ve gone heavy on the discount this year and we believe it is going to start to flatten out, which then of course we’re coming from a different base which will allow the other products that are growing to kind of offset that and emerging to those single-digits we talked about.

Operator: And our final question comes from Amit Bhalla with Citi.

<Q – Amit Bhalla – Citigroup Global Markets Inc. (Broker)>: Thanks. Jack, as this discussion of the longer-term growth rate of the company has been beaten around, I was hoping you could talk a little bit about the leverage in the business because it doesn’t sound like when you talk about 2015, 2016, there’s much in terms of leverage from the top to the bottom line. And maybe put that into context of some of the improvements you’re trying in supply chain. And then secondly for fiscal 2014, what is the overseas Diagnostics business going to grow in the context of overall Diagnostics down mid-single-digits? Thanks.

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<A – Jack Cumming – Hologic, Inc.>: Okay. I think we have a variety of people will be handling this one. I think Glenn will get involved also. Certainly the EPS is going to outpace revenue and from a standpoint of just international in general, I think I’ll let David handle that because that’s a very bright spot for us right now. It has helped to offset the decline in the U.S. certainly of ThinPrep and of surgical. And we just completed it, it’s very timely because Ro, myself and David just came back from our international sales meeting overseas where we had all of our people in from the diagnostics and the surgical so we can kind of report back to you on that. David?

<A – David Harding – Hologic, Inc.>: Yeah. So on the international side for the diagnostics piece in particular, we expect modest growth that will help to offset some of the domestic decline. On the surgical side of the business, again, growing very rapidly; good double-digit growth there. And, again, on the breast health side, growing solidly in the sort of mid-single-digits range. So the international business will grow. It won’t completely offset all of the declines in the U.S. on the diagnostics side, to be sure, nor will it in the surgical side, but it is a very important component of our future growth in all aspects of the business.

<A – Jack Cumming – Hologic, Inc.>: Ro?

<A – Ro Hastie – Hologic, Inc.>: Yeah. And I mean I would add from the diagnostics side that there remain continued opportunities for us in both ThinPrep and HPV as different countries are evaluating, expanding their cervical cancer screening offerings. So whether it’s an HPV primary with a reflex of cytology or lead with cytology with a reflex to HPV, we feel there’s an opportunity there for us.

And then from the molecular side, that Panther platform, the market is much more fragmented within Europe and other areas of the world, for that matter, that the Panther plays exceedingly well within those market segments and I think we’re starting to see some really good traction with instrument placements for Panther there as well. And then there’s the other element we don’t talk much about is we’re certainly hopeful of some international blood screening opportunities for us for countries that are looking at instituting blood screening for donations or indeed some potential share shift internationally as well, so I think we’re feeling very optimistic about 2015 from the diagnostic sector.

<A – Jack Cumming – Hologic, Inc.>: From an organizational standpoint, the international infrastructure is really in place and we’re making a few adds certainly to the management right now. But service efficiencies I think are going to start to come online in 2014, especially on the Gen-Probe side, as we put these programs together and trying to do cross training. And there’s going to be manufacturing changes in our capital equipment that is all part of this lean manufacturing delivery of our service, delivery of our applications service. So we’re making a huge push in that area, which we expect to start seeing the benefits in 2015.

Operator: Thank you. That is all the time we have for questions today. This now concludes Hologic’s fourth quarter fiscal 2013 earnings call. Have a good evening.

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